Exhibit 99.1

NOTICE OF FAILURE PURCHASE TO THE HOLDERS OF THE

Contingent Value Rights

of Cubist Pharmaceuticals, Inc.

(CUSIP No. 229678123)*

Failure Purchase Date: February 2, 2015

NOTICE IS HEREBY GIVEN that, pursuant to the terms of the Contingent Value Rights Agreement by and between Cubist Pharmaceuticals, Inc. (the “Issuer”) and American Stock Transfer & Trust Company, LLC (the “Trustee”), dated as of October 24, 2013 (the “CVR Agreement”), a Failure Purchase Eligibility Date, as defined in the CVR Agreement, has occurred, and the Issuer has elected to purchase (the “Failure Purchase”), and will purchase on February 2, 2015 (the “Failure Purchase Date”), all of the 50,785,558 issued and outstanding contingent value rights (“CVRs”) issued pursuant to the CVR Agreement.  The purchase price (the “Failure Purchase Price”) equals $0.059225 per CVR, which amount is equal to 115% of the volume weighted average price paid per CVR for all CVRs traded over the forty-five (45) trading days prior to the fifth (5th) trading day prior to the date hereof.  The Failure Purchase is being effected pursuant to Section 10.5 of the CVR Agreement.  Upon mailing of this Notice of Failure Purchase in accordance with Section 10.2 of the CVR Agreement, the CVRs became irrevocably due and payable on the Failure Purchase Date at the Failure Purchase Price.

Unless the Issuer fails to make payment of the Failure Purchase Price in accordance with the terms of the CVR Agreement, all right, title and interest in and to the CVRs and any other amounts due under the CVR Agreement, if any, on the CVRs called for Failure Purchase ceases to accrue on and after the Failure Purchase Date.  Funds for the payment of the Failure Purchase Price retained by the Trustee, as paying agent (the “Paying Agent”), subsequent to the Failure Purchase Date shall be held uninvested and without liability for interest thereon.

No action is required by holders of CVRs that are held in book-entry form.  If the CVRs are held in book-entry form, payment of the Failure Purchase Price will be distributed on the Failure Purchase Date.

If the CVRs are in held in certificated form, the CVRs must be surrendered to the Paying Agent to collect the Failure Purchase Price.  Payment of the Failure Purchase Price will be distributed on or after the Failure Purchase Date only upon presentation and surrender of the CVRs to the Paying Agent at the following address:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

The method of delivery of the CVRs is at the election and risk of the holder surrendering the CVRs and delivery will be deemed made only when actually received by the Paying Agent.  If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested.

By: Cubist Pharmaceuticals, Inc.

Dated: January 2, 2015

Each holder of a CVR may be subject, under certain circumstances, to backup withholding tax with respect to payment of the Failure Purchase Price.  Such backup withholding may be applicable if such holder, among other things, fails to (i) furnish its correct taxpayer identification number, (ii) certify that it is not subject to backup withholding or (iii) otherwise comply with applicable backup withholding requirements.  A holder of a CVR who wishes to avoid the imposition of backup withholding tax should submit an Internal Revenue Service Form W-9 or W-8, as applicable, when surrendering a CVR for purchase.

*The CUSIP numbers are included solely for the convenience of the holders of the CVRs.  Neither the Trustee nor the Issuer shall be responsible for the selection or use of any of the CUSIP numbers, nor is any representation made as to their correctness or accuracy on any CVR or as referred to in any notice to the holders of the CVRs.